Exhibit 99.1

Trevi Therapeutics Announces Company Updates Ahead of 14th Annual LifeSci Partners Corporate Access Event Held During the J.P. Morgan Healthcare Conference

Last patient completed the Phase 2a RIVER trial in refractory chronic cough (RCC) in early January and topline results continue to be expected in the first quarter of 2025

Approximately 80% of enrollment complete in the Phase 2b CORAL trial in idiopathic pulmonary fibrosis (IPF) patients with chronic cough and topline results continue to be expected in the first half of 2025

New Haven, Conn., January 8, 2025 – Trevi Therapeutics, Inc. (Nasdaq: TRVI), a clinical-stage biopharmaceutical company developing the investigational therapy Haduvio™ (oral nalbuphine ER) for the treatment of patients with chronic cough in idiopathic pulmonary fibrosis (IPF) and refractory chronic cough (RCC), today announced business updates ahead of its participation in the 14th Annual LifeSci Partners Corporate Access Event taking place in San Francisco, CA, from January 13-15, 2025. This event takes place during the week of the annual J.P. Morgan Healthcare Conference.

“We look forward to important readouts on our IPF chronic cough and RCC trials in the first half of the year, which follow our strong execution in 2024,” said Jennifer Good, President and CEO of Trevi Therapeutics. “We ended last year with positive outcomes in both the sample size re-estimation (SSRE) analysis of the Phase 2b CORAL trial in IPF patients with chronic cough and in our Human Abuse Potential study. These trials were key milestones for our IPF clinical trial and overall development program. This clinical development progress brings us closer to potentially providing a differentiated therapy to patients who suffer from chronic cough and have no approved therapies available to them in the U.S.”

Key Company Highlights

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The last patient completed their final visit in the Phase 2a RIVER trial in RCC, which was designed to enroll approximately 60 patients, at the beginning of January 2025. Topline results for the trial continue to be expected in the first quarter of 2025.
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The positive outcome for the sample size re-estimation analysis for the Phase 2b CORAL trial in IPF patients with chronic cough was announced in December 2024, reaffirming the original sample size for the trial (N=160). The trial is now approximately 80% enrolled and topline results continue to be expected in the first half of 2025.
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The Company estimates its cash, cash equivalents, and marketable securities were $107.6 million as of December 31, 2024, providing an expected cash runway into the second half of 2026.

The Company’s estimate of its cash, cash equivalents, and marketable securities as of December 31, 2024, included in this press release is a preliminary estimate based on information available as of January 8, 2025, and its actual cash, cash equivalents, and marketable securities may be different from this preliminary estimate. In addition, the Company’s independent registered public accounting firm has not audited or reviewed this preliminary estimate.

About Trevi Therapeutics, Inc.
Trevi Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing the investigational therapy Haduvio™ (oral nalbuphine extended-release) for the treatment of chronic cough in patients with idiopathic pulmonary fibrosis (IPF) and refractory chronic cough (RCC). Haduvio acts on the cough reflex arc both centrally and peripherally as a kappa agonist and a mu antagonist (KAMA), which are opioid receptors that play a key role in controlling cough hypersensitivity. Nalbuphine is not currently scheduled by the U.S. Drug Enforcement Agency.

Chronic cough is a highly prevalent disease in IPF patients, impacting up to 85% of the IPF population. There are ~140,000 U.S. IPF patients and the impact of chronic cough is significant with patients coughing up to 1,500 times per day. This consistent cough and associated damage may lead to worsening disease, a higher risk of progression, death, or need for lung transplant. Chronic cough also often leads to a decline in patients' social, physical, and psychological quality of life. There are no approved therapies for the treatment of chronic cough in IPF and current off-label treatment options provide minimal benefit to patients.

Refractory chronic cough affects approximately 2-3 million adults in the U.S. and is caused by cough reflex hypersensitivity in both the central and peripheral nerves. It is highly disruptive and accompanied by a wide range of complications, ranging from urinary incontinence in females to sleep disruption and social embarrassment that causes significant social and economic burdens for patients and those around them. Haduvio is being developed for the treatment of moderate to severe RCC. There are also no approved therapies for RCC in the U.S.

Trevi intends to propose Haduvio as the trade name for oral nalbuphine ER. Its safety and efficacy have not been evaluated by any regulatory authority.

For more information, visit www.TreviTherapeutics.com and follow Trevi on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trevi's business plans and objectives, including future plans or expectations for Haduvio and plans and timing with respect to clinical trials and clinical data, and statements regarding Trevi’s expected cash runway and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties regarding the success, cost and timing of Trevi's product candidate development activities and ongoing and planned clinical trials; the risk that positive data from a clinical trial may not necessarily be predictive of the results of later clinical trials in the same or a different indication; uncertainties regarding Trevi's ability to execute on its strategy; uncertainties with respect to regulatory authorities' views as to the data from Trevi's clinical trials and next steps in the development path for Haduvio in the United States and foreign countries; uncertainties inherent in estimating Trevi's cash runway, future expenses and other financial results, including Trevi's ability to fund future operations, including clinical trials, as well as other risks and uncertainties set forth in Trevi’s quarterly report on Form 10-Q for the quarter ended September 30, 2024 filed with the Securities and Exchange Commission and in subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trevi undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

Jonathan Carlson

Trevi Therapeutics, Inc.

(203) 654 3286

carlsonj@trevitherapeutics.com

Media Contact

Rosalia Scampoli

914-815-1465

rscampoli@marketcompr.com